UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 7, 2025

NAYA BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-39701	20-4036208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5582 Broadcast Court

Sarasota, Florida 34240

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (978) 878-9505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, $0.0001 par value	NAYA	The Nasdaq Stock Market LLC
(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on Which Registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On February 11, 2025, NAYA Biosciences, Inc., a Nevada corporation (the “Company”) filed a definitive proxy statement (the “February Proxy”) in connection with its annual meeting of stockholders (the “2024 ASM”). The 2024 ASM is currently scheduled for March 10, 2025, at 12 pm ET, and has a record date of January 24, 2025.

The February Proxy includes standard proposals (the “Standard Proposals”) for the Company’s stockholders (i) to elect five new directors (the “New Board Slate”) to the board of directors (the “Board”) of the Company and (i) to ratify the appointment of M&K CPAS, PLLC as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2024. The Standard Proposals customarily would have been voted on at stockholder meeting in calendar year 2024. The Company opted to delay holding its annual stockholder meeting until 2025 to hold a single meeting that would cover both the Standard Proposals and a number of special proposals (the “Special Proposals”) requesting that the stockholders approve (i) the issuance, in accordance with Nasdaq Listing Rule 5635(a), of the Company’s common stock, upon conversion of the Company’s outstanding Series C-1 and C-2 Non-Voting Convertible Preferred Stock, upon conversion of an outstanding 7.0% Senior Secured Convertible Debenture in the principal balance of $3,934,146 due December 11, 2025 (the “Debenture”), and upon settlement of restricted stock units and exercise of stock options issued in exchange for restricted stock units and stock options that were previously granted to certain directors, employees, and consultants of the Company’s subsidiary, NAYA Therapeutics, Inc., (ii) an amendment to the Company’s Second Amended and Restated 2019 Stock Incentive Plan to increase the number of shares of the Company’s common stock available for issuance thereunder to an amount of 8,200,000 (pre-reverse split), equal to approximately 15% of the total of the Company’s total issued and outstanding stock, including shares issued upon conversion of the Company’s Series C-1 and C-2 Non-Voting Convertible Preferred Stock, and (iii) an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Company’s common stock from 50,000,000 to 100,000,000 after a reverse split of the Company’s common stock approved by the Board at a ratio ranging from any whole number between 1-for-2 and 1-for-20, as determined by the Board in its discretion, subject to the Board’s authority to abandon such reverse stock split.

As of the date of this report, the Standard Proposals have received sufficient votes for approval, while several Special Proposals have not garnered the necessary votes required for approval. Upon advice of counsel and the Company’s proxy solicitation firm, the Board has approved the postponement of the 2024 ASM to April 9, 2025, the fixing of a new record date on March 10, 2025, and the filing of a new definitive proxy statement (the “March Proxy”).

As a result of this postponement and of the new record date, all votes cast by Company stockholders to date with respect to the proposals included in the February Proxy are null and void. The March Proxy will be delivered with a new proxy card pursuant to which Company stockholders will be asked to vote again on the Standard Proposals.

The 2024 ASM is being held to regain compliance under Nasdaq Rules 5620(a) and 5801(s)(2)(G) that require companies listed on The Nasdaq Capital Market to hold an annual meeting of stockholders within twelve months of the fiscal year’s end (the “ASM Rule”). Pursuant to the previously disclosed notice received from the staff (the “Staff”) of The Nasdaq Stock Market LLC, the Company had until February 25, 2025, to submit a plan to regain compliance under the ASM Rule. The Company submitted a plan to the Staff in a timely fashion and, on February 28, 2025, the Staff notified the Company that it had granted an extension until June 30, 2025, for the Company to regain compliance with the ASM Rule.

The Standard Proposals in the March Proxy will include (a) the re-election of existing directors to the Board (as would have been submitted for approval had the 2024 ASM been held in calendar year 2024, and in lieu of the New Board Slate included in the February Proxy), and (b) ratification of M&K CPAs LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

The matters included in the Special Proposals will be addressed by the Company separately from the Standard Proposals.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2025

NAYA BIOSCIENCES, INC.

By:	/s/ Steven Shum
Steven Shum
Chief Executive Officer